<PLAINTEXT>
                                                                 Morgan Stanley
                                                                 Charter Series
    November 2006
    Monthly Report
This Monthly Report supplements the Charter Funds' Prospectus dated November 8, 2006.
                                                      Issued: December 29, 2006
[LOGO] Morgan Stanley
MORGAN STANLEY CHARTER SERIES
HISTORICAL FUND PERFORMANCE
Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                           INCEPTION-  COMPOUND
                                                                                                            TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004   2005    2006      RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %      %       %          %          %
--------------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   9.7     (4.4)      21.4       4.8
                                                                     (3 mos.)                    (11 mos.)
--------------------------------------------------------------------------------------------------------------------------------
Charter Aspect..   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6) (19.6)    6.5       67.5       4.1
                 (10 mos.)                                                                       (11 mos.)
--------------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3  (16.1)    3.7       92.9       8.8
                                               (10 mos.)                                         (11 mos.)
--------------------------------------------------------------------------------------------------------------------------------
Charter WCM.....    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3) (0.6)    (3.2)       1.3       0.2
                                               (10 mos.)                                         (11 mos.)
--------------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700
Morgan Stanley Charter Series
Monthly Report
November 2006
Dear Limited Partner:
 The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of November 30, 2006 was as follows:

                                               % CHANGE
                       FUND             N.A.V. FOR MONTH
                       ---------------------------------
                       Charter Campbell $12.14   0.59%
                       ---------------------------------
                       Charter Aspect   $16.75   0.44%
                       ---------------------------------
                       Charter Graham   $19.29   1.39%
                       ---------------------------------
                       Charter WCM      $10.13   0.44%
                       ---------------------------------

 Detailed performance information for Charter Campbell and Charter Graham is located in the body of the financial report. For Charter Campbell and Charter Graham, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.
 The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.
 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Ave., 8th Floor, New York, NY 10017, or your Morgan Stanley Financial Advisor.
 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.
Sincerely,
/s/ Walter J. Davis
Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter Aspect L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter WCM L.P.
MORGAN STANLEY CHARTER CAMPBELL L.P.
                                    [CHART]
                    Month ended          YTD ended
                 November 30, 2006     November 30, 2006
                 ------------------   ------------------
Currencies            1.37%                 -2.00%
Interest Rates       -1.08%                 -0.21%
Stock Indices         0.01%                  3.99%
Energies              0.57%                 -5.17%
Metals               -0.02%                  2.24%
Note: Reflects trading results only and does not include fees or interest income.
During the month, the Fund experienced gains across the currency and energy sectors. These gains were partially offset by losses incurred in the global interest rate sector.
In the currency sector, short positions in the U.S. dollar versus the euro, British pound, and Australian dollar experienced gains as the value of the U.S. dollar declined against these currencies on news that China, the world's largest holder of foreign-exchange reserves, will begin to more aggressively diversify its reserves away from the U.S. currency. The value of the U.S. dollar continued to decline towards the latter half of the month on concerns of a slowing U.S. economy after reports showed an increase in jobless claims, while consumer sentiment unexpectedly weakened. Finally, the value of the U.S. dollar dropped sharply against its major rivals at the end of the month, hitting a 20-month low against the euro and 14-year low against the British pound on expectations that the European Central Bank will continue to raise interest rates, rising home prices, and merger and acquisition activity in the United Kingdom, and a marginal decline in unemployment within Germany and France.
MORGAN STANLEY CHARTER CAMPBELL L.P.
(continued)
Within the energy markets, gains were recorded from long positions in crude oil futures and its related products as prices rose on supply concerns after a major Nigerian facility ceased production following a hostage situation, as well as a pipeline delay at BP's Prudhoe Bay, Alaska facility. Prices continued to move higher amid concern over OPEC's production cut after the U.S. Department of Energy reported a sharp fall in domestic inventories of distillate products.
A portion of the Fund's gains was offset by losses incurred in the global interest rate futures markets from short positions in U.S. and European fixed-income futures as prices moved higher after the aforementioned U.S. economic reports regarding increased jobless claims and a drop in consumer confidence. Additionally, European fixed-income futures prices rose after reports showed weaker-than-expected French Gross Domestic Product and a decrease in national exports in the third-quarter. In addition, data indicating the Euro-Zone economic expansion may have peaked during the first half of the year contributed to higher European fixed-income prices.
MORGAN STANLEY CHARTER GRAHAM L.P.
                                    [CHART]
                     Month ended            YTD ended
                  November 30, 2006     November 30, 2006
                 ------------------    -------------------
Currencies             0.83%                 -6.53%
Interest Rates         0.46%                  2.26%
Stock Indices          0.72%                  9.67%
Energies              -0.36%                 -0.85%
Metals                -0.20%                  2.87%
Agriculturals          0.04%                 -1.98%
Note: Reflects trading results only and does not include fees or interest income.
During the month, the Fund experienced gains across the currency, global stock index, global interest rate, and agricultural sectors. These gains were partially offset by losses recorded in the energy and metals markets.
In the currency sector, short positions in the U.S. dollar versus the Australian dollar, New Zealand dollar, and the euro experienced gains as the value of the U.S. dollar declined against these currencies on news that China, the world's largest holder of foreign-exchange reserves, will begin to more aggressively diversify its reserves away from the U.S. currency. The value of the U.S. dollar continued to decline towards the latter half of the month on concerns of a slowing U.S. economy after reports showed an increase in jobless claims, while consumer sentiment unexpectedly weakened. Finally, the value of the U.S. dollar dropped sharply against its major rivals at the end of the month, hitting a 20-month low against the euro on expectations that the European Central Bank will continue to raise interest rates and a marginal decline in unemployment within Germany and France. Also contributing to strength in the Australian dollar and the New Zealand dollar was a rebound in commodity prices. Smaller gains were experienced from long positions in the euro versus the Japanese yen as the value of the euro moved higher against most its major rivals due to the aforementioned reasons.
MORGAN STANLEY CHARTER GRAHAM L.P.
(continued)
In the global stock indices, long positions in U.S., Hong Kong, and European equity index futures resulted in gains as global equity prices closed higher amid easing concerns that inflation is climbing in the United States, thereby bolstering expectations that the U.S. Federal Reserve's interest rate policy will remain favorable in the near-term. Elsewhere, Hong Kong stock index futures were boosted on strength in the technology and banking sectors, as well as news that the Japanese economy was stronger-than-expected.
Smaller gains were incurred in the global interest rate futures markets and the agricultural complex. Within the fixed-income markets long positions in U.S. fixed-income futures resulted in gains as prices moved higher after the aforementioned U.S. economic reports regarding increased jobless claims and a drop in consumer confidence. In the agricultural markets, long positions in corn futures experienced gains as prices rose to their highest level in a decade amid a consistently strong demand for ethanol.
A portion of the Fund's gains was offset by losses incurred in the energy markets from short positions in natural gas futures as prices reversed higher on colder temperatures forecasted in the U.S. and expectations of a decline in domestic inventories. Elsewhere in the energy markets, losses were recorded from short positions in crude oil futures and its related products as prices rose on supply concerns after a major Nigerian facility ceased production following a hostage situation, as well as a pipeline delay at BP's Prudhoe Bay, Alaska facility. Prices continued to move higher amid concern over OPEC's production cut after the U.S. Department of Energy reported a sharp fall in domestic inventories of distillate products.
Smaller losses were experienced in the metals markets from long positions in aluminum and copper futures as prices moved lower due to technically-based selling.
MORGAN STANLEY CHARTER SERIES
STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED NOVEMBER 30, 2006 (UNAUDITED)

                                     Morgan Stanley               Morgan Stanley               Morgan Stanley
                                 Charter Campbell L.P.         Charter Aspect L.P.          Charter Graham L.P.
                              ---------------------------  ---------------------------  ---------------------------
                                           Percentage of                Percentage of                Percentage of
                                          November 1, 2006             November 1, 2006             November 1, 2006
                                             Beginning                    Beginning                    Beginning
                                Amount    Net Asset Value    Amount    Net Asset Value    Amount    Net Asset Value
                              ----------  ---------------- ----------  ---------------- ----------  ----------------
                                  $              %             $              %             $              %
INVESTMENT INCOME
  Interest income (Note 2)     1,653,428         .42          537,832         .44        1,787,387         .42
                              ----------        ----       ----------       -----       ----------       -----
EXPENSES
  Brokerage fees (Note 2)      1,962,763         .50           --             --         2,113,567         .50
  Management fees (Note 2&3)     866,887         .22           --             --           704,522         .16
                              ----------        ----       ----------       -----       ----------       -----
   Total Expenses              2,829,650         .72           --             --         2,818,089         .66
                              ----------        ----       ----------       -----       ----------       -----
NET INVESTMENT INCOME (LOSS)  (1,176,222)       (.30)         537,832         .44       (1,030,702)       (.24)
                              ----------        ----       ----------       -----       ----------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                    (2,735,461)       (.69)      (1,637,960)      (1.35)      15,893,773        3.76
  Net change in unrealized     6,219,566        1.58        1,637,613        1.35       (8,988,883)      (2.13)
                              ----------        ----       ----------       -----       ----------       -----
   Total Trading Results       3,484,105         .89             (347)        --         6,904,890        1.63
                              ----------        ----       ----------       -----       ----------       -----
NET INCOME                     2,307,883         .59          537,485         .44        5,874,188        1.39
                              ==========        ====       ==========       =====       ==========       =====

                                    Morgan Stanley
                                   Charter WCM L.P.
                              -------------------------
                                         Percentage of
                                        November 1, 2006
                                           Beginning
                               Amount   Net Asset Value
                              --------  ----------------
                                               %
INVESTMENT INCOME
  Interest income (Note 2)     172,690         .44
                              --------       -----
EXPENSES
  Brokerage fees (Note 2)        --            --
  Management fees (Note 2&3)     --            --
                              --------       -----
   Total Expenses                --            --
                              --------       -----
NET INVESTMENT INCOME (LOSS)   172,690         .44
                              --------       -----
TRADING RESULTS
Trading profit (loss):
  Realized                     665,788        1.70
  Net change in unrealized    (665,690)      (1.70)
                              --------       -----
   Total Trading Results            98         --
                              --------       -----
NET INCOME                     172,788         .44
                              ========       =====

MORGAN STANLEY CHARTER SERIES
STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED NOVEMBER 30, 2006 (UNAUDITED)

                              MORGAN STANLEY                        MORGAN STANLEY                       MORGAN STANLEY
                           CHARTER CAMPBELL L.P.                 CHARTER ASPECT L.P.                   CHARTER GRAHAM L.P.
                   ------------------------------------- ------------------------------------ ----------------------------
                        UNITS         AMOUNT    PER UNIT     UNITS         AMOUNT    PER UNIT      UNITS         AMOUNT
                   --------------  -----------  -------- -------------  -----------  -------- --------------  -----------
                                        $          $                         $          $                          $
Net Asset Value,
 November 1, 2006  32,515,501.216  392,552,657   12.07   7,257,547.410  121,016,922   16.67   22,215,587.285  422,713,445
Net Income               --          2,307,883     .07         --           537,485     .08         --          5,874,188
Redemptions          (727,653.956)  (8,833,719)  12.14    (212,457.880)  (3,558,670)  16.75     (516,456.321)  (9,962,442)
Subscriptions            --             --       12.14     211,270.329    3,538,778   16.75      318,308.519    6,140,171
                   --------------  -----------           -------------  -----------           --------------  -----------
Net Asset Value,
 November 30, 2006 31,787,847.260  386,026,821   12.14   7,256,359.859  121,534,515   16.75   22,017,439.483  424,765,362
                   ==============  ===========           =============  ===========           ==============  ===========

                                      MORGAN STANLEY
                                     CHARTER WCM L.P.
                   --------------------------------------------
                   PER UNIT     UNITS        AMOUNT    PER UNIT
                   -------- -------------  ----------  --------
                      $                        $          $
Net Asset Value,
 November 1, 2006   19.03   3,887,212.153  39,185,607   10.08
Net Income            .26         --          172,788     .05
Redemptions         19.29     (79,164.513)   (801,936)  10.13
Subscriptions       19.29     382,659.006   3,876,336   10.13
                            -------------  ----------
Net Asset Value,
 November 30, 2006  19.29   4,190,706.646  42,432,795   10.13
                            =============  ==========

  The accompanying notes are an integral part of these financial statements. MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter Aspect L.P. ("Charter Aspect") (formerly Morgan Stanley Charter MSFCM L.P.), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter WCM L.P. ("Charter WCM") (formerly Morgan Stanley
Charter Millburn L.P.) (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). For Charter Campbell, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are
wholly-owned subsidiaries of Morgan Stanley.
  Effective October 16, 2006, Demeter entered into a management agreement with Aspect Capital Limited ("Aspect") to serve as the sole trading advisor to Charter Aspect effective December 1, 2006 and commence trading.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  Effective October 13, 2006, Demeter entered into a management agreement with Winton Capital Management Limited ("Winton") to serve as the sole trading advisor to Charter WCM effective December 1, 2006 and commence trading.
  In the interim, all of Charter Aspect's assets and Charter WCM's assets will be paid interest at the rate specified in the Charter Series currently effective prospectus, with your share of interest credited to your Units. No management, brokerage, or incentive fees will be charged during this interim period, given the absence of futures interests trading by Charter Aspect and Charter WCM.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.
USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from
MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.
  The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.
NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6% of the Partnership's Net Assets as of the first day of each month (a 6% annual rate). Subsequent to September 15, 2006 for Charter Aspect and subsequent to September 30, 2006 for Charter WCM, no brokerage fees will be paid until December 1, 2006 when trading commenced by Aspect and Winton, respectively. Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.
OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur an incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.
CONTINUING OFFERING. Units of each Partnership except Charter Campbell are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. Effective September 30, 2006, Subscriptions for Units of Charter Aspect and Charter WCM were not accepted until November 30, 2006 month-end closing when Aspect and Winton commenced trading. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley
DW pays all such costs.
  Effective May 1, 2006, Charter Campbell no longer accepts any subscriptions for Units in the Partnership.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.
  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.
EXCHANGES.  On the last day of the first month which occurs more than six months after a person first becomes a limited partner in each Partnership except Charter Campbell, and at the end of each month thereafter, limited partners may exchange their investment among Charter Aspect, Charter
Graham, and Charter WCM (subject to certain restrictions outlined in the
Limited Partnership Agreements) without paying additional charges.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
  Effective September 30, 2006, Charter Aspect and Charter WCM did not accept any exchanges of Units from any other Charter Series of Funds until November
30, 2006 month-end closing when Aspect and Winton commenced trading.
  Effective May 1, 2006, Charter Campbell no longer accepts any exchanges of Units from any other Charter Series Fund for Units of Charter Campbell. DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.
INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.
DISSOLUTION OF THE PARTNERSHIPS. Charter Aspect will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter WCM will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.
--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Subsequent to September 15, 2006 for Charter Aspect and subsequent to September 30, 2006 for Charter WCM, no brokerage fees will be paid until December 1, 2006 when Aspect and Winton commenced trading. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan
Stanley DW pays interest on these funds as described in Note 1.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(continued)
--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:
Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.
Morgan Stanley Charter Aspect L.P.
  Aspect Capital Limited
Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.
Morgan Stanley Charter WCM L.P.
  Winton Capital Management Limited
Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:
MANAGEMENT FEE. Charter Aspect, Charter Graham, and Charter WCM each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Effective as of September 15, 2006 for Charter Aspect and September 30, 2006 for Charter WCM, no management fees will be paid until December 1, 2006 when Aspect and Winton commenced trading.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.
INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter Aspect prior to September 30, 2006, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter WCM.
MORGAN STANLEY CHARTER SERIES
NOTES TO FINANCIAL STATEMENTS
(concluded)
  Effective as of September 15, 2006 for Charter Aspect and September 30, 2006 for Charter WCM, no incentive fees will be paid until December 1, 2006 when Aspect and Winton commenced trading.
  Effective December 1, 2006, Charter Aspect will pay the Trading Advisor a monthly incentive fee of 20% of trading profits earned by Charter Aspect as of the end of each calendar month.
  Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted. When a Trading Advisor experiences losses with respect to Net Assets as of the end of a calendar month, the Trading Advisor must recover such losses before that Trading Advisor is eligible for an incentive fee in the future.
  Charter Aspect and Charter WCM will pay incentive fees to Aspect and Winton, respectively, based upon the performance of each Trading Advisor beginning December 1, 2006 without regard to any losses incurred by the prior Trading Advisor(s).
Managed futures investments are speculative, involve a high degree of risk, use significant leverage, are generally illiquid, have substantial charges, are subject to conflicts of interest, and are suitable only for the risk capital portion of an investor's portfolio. Before investing in any managed futures investment, qualified investors should read the prospectus or offering documents carefully for additional information with respect to charges, expenses, and risks. Past performance is no guarantee of future results.
                    Demeter Management Corporation
                    330 Madison Avenue, 8/th/ Floor
                    New York, NY 10017
[LOGO] Morgan Stanley
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